EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Second Quarter 2011 Financial Results and Presentation at New York Hard Assets Investment Conference

Coeur d’Alene, Idaho – May 9, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced consolidated financial results for its second fiscal quarter ended March 31, 2011.

Timberline’s contract drilling subsidiary, Timberline Drilling Incorporated, reported revenues of $7.44 million and net income of $1.22 million in the second quarter.  Increased drill rig utilization led to a 45-percent revenue increase from the prior year, and improved average daily production rates and higher revenues per foot drilled contributed to a 125-percent increase in net income compared to the prior year.

Timberline’s exploration division and corporate office reported a net loss of $1.93 million for the second quarter, including exploration expenditures of $0.79 million and non-cash expenses of $0.71 million.  Exploration expenditures for the second quarter increased over the previous year due to the completion of an extensive exploration and drilling program at Lookout Mountain, the most advanced project at the Company’s 23 square-mile South Eureka Property.  As previously reported, these drill results were used to complete an initial NI 43-101 resource estimate at the Lookout Mountain Project. Details about the gold resource may be viewed at http://timberline-resources.com/main.php?page=165.

Timberline CEO Paul Dircksen commented, “These results demonstrate our commitment to continuing our aggressive exploration at South Eureka, including developing the foundation to fast-track the Lookout Mountain Project toward possible development.  We have confirmed a substantial resource at Lookout Mountain with significant room for growth as we continue to drill along strike to the North and South of the resource area. Our resource and metallurgical test results indicate that Lookout Mountain may be a project that is amenable to low-cost, run-of-mine heap leach processing with a modest capital expense.”

Mr. Dircksen added, “We also continue to identify high-grade intervals with our ore-delineation underground drill program at Butte Highlands, where development is completely funded by our partner and where gold production is targeted for early Q1 2012.  On the contract drilling side, our second quarter marked a return to profitability after a small expected loss primarily due to holiday shut downs in the first quarter.  We expect to continue to generate significant cash flows and net income from Timberline Drilling throughout the remainder of the fiscal year.”

A summary of selected financial results is presented in the following table:

($US 000’s, except per share amounts and gross margin %)	Quarter Ended March 31		Six Months Ended March 31
	2011	2010	2011	2010
Revenue from continuing operations	$7,438	$5,113	$13,000	$8,367
Consolidated loss from continuing operations	(714)	(596)	(2,603)	(1,435)
Loss from discontinued operations	-	(314)	(115)	(407)
Consolidated net loss	(714)	(910)	(2,718)	(1,842)
Consolidated net loss per share, basic and diluted	(0.01)	(0.02)	(0.05)	(0.05)
Net income from Timberline Drilling	1,221	541	1,182	782
Mineral exploration expenses	792	232	2,285	286
Cash and cash equivalents	4,949	3,610	4,949	3,610
Working capital (deficit)	5,300	(2,622)	5,300	(2,622)
Timberline Drilling gross margin %	26%	24%	19%	23%

Timberline’s Quarterly Report on Form 10-Q was filed with the SEC and on SEDAR on May 6, 2011.  It can be viewed in its entirety on the SEC website which can be accessed from the “Investors” page of the Timberline website at www.timberline-resources.com.

Timberline also announced today that CFO Randal Hardy will be making a presentation showcasing the company and its upcoming gold production from the Butte Highlands Gold Project Joint Venture and the vast potential at its South Eureka Property and Lookout Mountain Project  to investors on Monday, May 9, 2010 at the New York Hard Assets Investment Conference. Timberline management will be available to answer questions and update investors at their conference exhibit in Booth #505 on May 9th and 10th at the New York Marriott Marquis.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.  The Company also holds Timberline Drilling, a wholly-owned subsidiary that provides diamond drilling services and cash flow from underground and surface contract drilling operations.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company’s drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO

Phone: 208.664.4859

2 | TIMBERLINE RESOURCES